EMPLOYMENT AGREEMENT
                              --------------------


         THIS Employment Agreement (the "Agreement"), effective this 28th day of May, 1999, is made by and among HomeSeekers.com, Incorporated
("HomeSeekers.com"), a Nevada corporation, Holloway Publications, Incorporated ("HPI"), an Indiana corporation, and Steven H.
Holloway, (the "Employee").

         WHEREAS, HomeSeekers.com, Steven H. Holloway, and Jacqueline J. Holloway have entered into that certain Plan and Agreement of Reorganization effective May 28, 1999;

         WHEREAS, pursuant to the closing of the Plan and Agreement of Reorganization, HPI wishes to employ Employee as its President, with such other duties and responsibilities as HPI may reasonably assign to Employee consistent with the nature and character of such employment (the "Position");

         WHEREAS, pursuant to the closing of the Plan and Agreement of Reorganization, Employee wishes to accept such employment subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of such employment and other valuable consideration, receipt of which is hereby acknowledged, HomeSeekers.com, HPI, and Employee agree as follows:

SECTION 1.        EMPLOYMENT.

         Contingent on the closing of the Plan and Agreement of Reorganization, HPI hereby employs Employee, and Employee hereby accepts employment, as President of HPI. HomeSeekers.com shall cause HPI to honor all of HPI's obligations arising out of this Agreement.

SECTION 2.        TERM.

         2.1 Term. The term of this Agreement shall be from the Closing Date, as defined in the Plan and Agreement of Reorganization (the "Closing Date") through June 30, 2003.

         2.2 Termination by HPI for Cause. HPI shall have the right to discharge Employee at any time for cause. For this purpose, "cause" shall mean the occurrence of any of the following, for any reason whatsoever, while Employee is employed by HPI:

                  (a) Employee willfully engages in any misconduct that materially injures HPI, HomeSeekers.com or any affiliate of HPI or HomeSeekers.com, monetarily or otherwise;


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Employment Agreement
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                  (b)      Employee willfully performs any action which is
                           demonstrably and materially injurious to HPI, HomeSeekers.com or any affiliate of HPI or HomeSeekers.com, monetarily or otherwise;

                  (c) Employee fails to perform any lawful directive or duty assigned to him by HPI's Board of Directors for more than ten (10) days after being delivered a written demand for performance that identifies such failure;

                  (d) Employee is convicted of, or pleads nolo contendere to, (i) any criminal violation involving dishonesty, fraud, or breach of trust; or (ii) any felony;

                  (e) Employee commits any material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

                  (f) Employee willfully or habitually neglects any of the Employee's duties that he is required to perform under the terms of this Agreement;

                  (g) Employee engages in gross carelessness or gross misconduct;

                  (h)      Employee violates any fiduciary duty owed to HPI;

Employee's conduct will not be considered "willful" if he reasonably believes that he was acting in the best interests of HPI and in accordance with the directions of HPI's Board of Directors.

         2.3 Termination by HPI upon Death or Disability. HPI shall have the right to discharge Employee upon Employee's death or during any period in which Employee is considered by HPI to be disabled. Employee shall be considered disabled if, in the sole opinion of HPI, Employee is prevented, after reasonable accommodation by HPI, from properly performing his duties due to a mental or physical illness, sickness, or other condition for a period of forty-five (45) days in any twelve (12) month period.

SECTION 3.        COMPENSATION.

         3.1 Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive a salary of one hundred and twenty-five thousand dollars ($125,000) per year. Employee shall be eligible to receive cost of living increases at the absolute discretion of the Board of Directors.

         3.2 Incentive Bonuses. Employee shall be entitled to receive an incentive bonus of Three Hundred Seventy-Five Dollars ($375,000), payable in HomeSeekers.com common stock, for each of the four years following the Closing Date in which HPI's Net Income meets or exceeds the following goals:


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Employment Agreement
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                  (a)      Year one (period beginning on May 28, 1999 and ending
                           on June 30, 2000) -- $400,000;

                  (b) Year two (period beginning on July 1, 2000 and ending on June 30, 2001) -- $500,000;

                  (c) Year three (period beginning on July 1, 2001 and ending on June 30, 2002) -- $575,000; and

                  (d) Year four (period beginning on July 1, 2002 and ending on June 30, 2003) -- $625,000.

If HPI's Net Income constitutes less than 100 percent of the foregoing goals for the applicable year, Employee shall be entitled to receive a proportionately reduced incentive bonus. If HPI's Net Income constitutes more than 100 percent of the foregoing goals for the applicable year, Employee shall be entitled to apply the excess (a) to unearned portions of prior years' bonuses and then (b) if any excess remains, to the early receipt of a proportionately reduced percentage of the following year's incentive bonus. Upon the completion of any year in which a bonus is earned, HPI shall deliver to Employee the number of shares (rounded to the nearest whole share) of common stock of HomeSeekers.com, $.001 par value per share determined by dividing (a) the amount of the incentive bonus earned by (b) the average closing sale price of a share of HomeSeekers.com Common Stock as quoted on the Nasdaq Small Cap Stock Market or NASD's Over the Counter Bulletin Board for the ten (10) consecutive trading days which precede the third trading day immediately prior to the Closing Date Anniversary, as reported (absent manifest error in the printing thereof) by The Wall Street Journal (Western Edition).

The aggregate incentive bonus which may be earned by Employee hereunder is One Million Five Hundred Thousand Dollars ($1,500,000).

For purposes of the incentive bonuses described herein, the term "Net Income" includes all income received by HPI less all expenses of HPI. For this purpose, income will include, but not be limited to, HPI's allocable share of any income or gain recognized by any limited liability company in which HPI is a member and any gain HPI recognizes on any sale of any asset or assets. The expenses of HPI shall include all expenses incurred by HPI, including, but not limited to, the following: employee and officer salaries and wages, supplies, equipment, insurance, utilities, taxes, overhead of HPI, rent, legal services, accounting services, brokerage fees related to the purchase or sale of securities, cash reserves required to be recognized and set aside in accordance with generally accepted accounting principles consistently applied (amounts estimated for costs and expenses incident to the business of HPI and for which the cash to pay those costs and expenses will not or may not, be expected to be available to HPI from current operations of HPI at or about the time those amounts are required to be paid and which therefore should be set aside periodically in accordance with generally accepted accounting principles

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Employment Agreement
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consistently applied), development costs which must be expensed under generally accepted accounting principles, operating expenses, and losses sustained. HPI's expenses will also include HPI's allocable share of any loss recognized by any limited liability company in which HPI is a member and any loss HPI recognizes on any sale of any asset or assets. However, for purposes of this section, the expenses of HPI shall not include income tax owed by HPI or HomeSeekers.com. All income and expenses shall be determined in accordance with generally accepted accounting principles consistently applied. In addition, for purposes of this section, the expenses of HPI shall not include any overhead of HomeSeekers.com allocated to HPI related to services provided by HPI by HomeSeekers.com, such as for example HomeSeekers.com overhead allocated to HPI related to accounting, payroll or other services provided to HPI by HomeSeekers.com.

Subject to the direction and approval of the Chief Executive Officer of HomeSeekers.com, HPI may market license and other arrangements with third parties anywhere in the United States, pursuant to which license fees or other amounts will be paid to HPI initially and on an on-going basis and will be credited to HPI. These license and other arrangements may provide a variety of benefits to third parties including, but not limited to the following: i) third parties may reflect the "HomeSeekers.com" name on their print publications; ii) third parties may list real estate data on HomeSeekers.com's Internet sites; and
iii) third parties may purchase Web page products which will be hosted by HomeSeekers.com. All license fees and revenues noted in this Section 3.2 which are received and earned by HPI will be treated as revenues of HPI and will add to HPI's net income for purposes of computing Employee's incentive bonus pursuant to this Section 3.2.

SECTION 4.        INSURANCE.

         4.1 Health Insurance. As further consideration for the covenants contained herein, HPI will provide Employee with such health insurance and sick leave as may be established by the Board of Directors of HPI from time to time with respect to all HPI employees.

         4.2 Disability Insurance. Commencing on the closing date, HPI will either (a) purchase and maintain a disability insurance policy in favor of Employee that will replace Employee's base salary under this Agreement for the term of this Agreement in the event that Employee satisfies all conditions of the disability insurance policy; or (b) give Employee an allowance sufficient to permit him to purchase such a disability insurance policy. The choice between options (a) and (b) above shall be at the sole discretion of HPI. If HPI elects to purchase a disability insurance policy, Employee shall perform all acts and provide all information necessary to assist HPI in obtaining such an insurance policy.

         4.3 Key Man Insurance. HPI may, at its sole discretion, purchase and maintain a key man insurance policy to protect HPI in the event that Employee suffers death or disability. In the event that HPI so elects, Employee shall perform all acts and provide all information necessary to assist HPI in obtaining such an insurance policy. If HPI purchases such a life


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Employment Agreement
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insurance policy, the premiums HPI pays on the policy shall not be treated as an expense reducing net income for purposes of Section 3.2 and the calculation of the incentive bonus.


SECTION 5.  EMPLOYEE OBLIGATION.

         5.1 Duties of Employee. Employee, as President of HPI, shall manage the affairs of HPI in accordance with its best interest, subject to the direction and authority of the Board of Directors of HPI.

         5.2 Services to HPI only. The Employee shall devote his entire productive time, ability and attention to the business of HPI during the term of this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, unless Employee first obtains the written consent of HomeSeekers.com and HPI to such other employment or activity, which consent may be withdrawn by HomeSeekers.com or HPI at any time upon 30 days notice.

         5.3 Company Policies. Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by HPI from time to time and provided to Employee in writing, and to perform the duties assigned to him faithfully and loyally.

SECTION 6.        ACCESS TO CONFIDENTIAL INFORMATION; NONCOMPETE.

         6.1      Covenant Not to Compete.

                  (a) The Employee acknowledges that HomeSeekers.com has created and maintains Internet web sites at URL HomeSeekers.com and at URL CityNet.com on which it displays multiple listing data, real estate agents, and related services, and has accumulated valuable and confidential trade secrets, know-how relating to technology, copyrights, trademarks, patents, software, products, proprietary information, marketing plans, sources of supply, business strategies, and other intellectual property and business records. The Employee further acknowledges that, as a key management employee, the Employee will be involved, on a high level, in the development, implementation and management of the business strategies and plans of HomeSeekers.com. and HPI. By virtue of the Employee's unique and sensitive position and special background, employment of the Employee by a competitor of HomeSeekers.com or of HPI represents a serious competitive danger to HomeSeekers.com and HPI, and the use of the Employee's talent and knowledge and information about HomeSeekers.com's or HPI's business, strategies and plans can and would constitute a valuable competitive advantage over HomeSeekers.com and HPI.

                  (b) In view of the foregoing, Employee agrees to maintain as secret and confidential all trade secrets and nonpublic information described in
Section 6.1(a) of this


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Employment Agreement
Page -6-

Agreement relating to HomeSeekers.com and HPI and the business of HomeSeekers.com and HPI that is disclosed to or acquired or known by Employee during Employee's employment with HPI. After the termination of Employee's employment, Employee shall not, without prior written authorization of HomeSeekers.com's Chief Executive Officer, or as may otherwise be required by law or legal process, use or communicate or disclose any such trade secret or confidential information to any third party other than HomeSeekers.com and HPI and those whom HomeSeekers.com and HPI authorize to receive such information. Employee's know-how regarding the print industry shall not be subject to the restrictions set forth in this Section 6.1(b).

                  (c) In view of the foregoing, the Employee covenants and agrees that, if the Employee's employment with HPI is terminated for any reason at any time, for a period of two and one half years after the date of such termination, the Employee will not engage or be engaged, in any capacity, directly or indirectly, including but not limited as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 1% equity interest in any enterprise the securities of which are publicly traded) in any business entity engaged in competition with any business conducted by HomeSeekers.com or HPI on the Closing Date. This Section of the Agreement shall survive the termination or expiration of this Agreement. The geographic scope of this covenant not to compete shall be any market in which HomeSeekers.com or HPI displays real estate listings. If any court determines that any provision of this Agreement, or any part hereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

         6.2 Continuing Obligations. Employee agrees that, for two and one half years following his termination of employment with HPI, Employee shall keep HomeSeekers.com and HPI informed of the identification of Employee's employer and the nature of such employment or of Employee's self-employment.

         6.3 Injunctive Relief. Employee acknowledges that the violation of the covenants contained in this Section of the Agreement would be detrimental and cause irreparable injury to HomeSeekers.com and HPI which could not be adequately compensated by money damages. Employee agrees that an injunction from a court of competent jurisdiction is the appropriate remedy for these provisions, and consents to the entry of an appropriate judgment enjoining Employee from violating these provisions in the event there is a find of their breach.

         6.4 Other Remedies. The undertakings herein shall not be construed as any limitation upon the remedies HomeSeekers.com or HPI might, in the absence of this Agreement, have at law or in equity.


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Employment Agreement
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SECTION 7.        GENERAL PROVISIONS.

         7.1 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

         7.2 Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

         7.3 Assignment. No party may assign, sublicense, or transfer its rights or delegate its obligations under this Agreement without the other parties' prior written consent. This Agreement shall be binding on the successors and assigns of the parties to this Agreement.

         7.4 Severability. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceability or illegality shall not affect any other provisions of this Agreement.

         7.5 Counterparts; Telefacsimile. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement may be delivered by telefacsimile, and delivery of executed telefacsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a telefacsimile copy was forwarded.

         7.6 Governing Law, Jurisdiction and Waiver of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit or action arising out of this Agreement shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada. The parties hereby consent to the personal jurisdiction of such courts within Washoe County, State of Nevada. The parties hereby waive any objections to venue in such courts within Washoe County, State of Nevada.

         7.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile trans mission if such transmission is confirmed, to the following addresses and telecopy numbers (or


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Employment Agreement
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to such other addresses or telecopy numbers which such party shall designate in writing to the other party):


                  (a)      if to HPI or HomeSeekers.com:

                           HomeSeekers.com, Incorporated
                           2241 Park Place, Suite E
                           Minden, NV 89423
                           Attn: Greg Johnson, Chairman/CEO
                           Telephone:  (775) 782-2977
                           Telefacsimile: (775) 782-2934

                           with a copy to:

                           Jenkins & Carter
                           501 Hammill Lane
                           Reno, NV  89511
                           Attn: Nathan M. Jenkins, Esq.
                           Telephone: (775) 829-7800
                           Telefacsimile: (775) 829-0511

                  (b)      if to the Employee:

                           Steven H. Holloway
                           1132 South Rangeline Road, Suite 102
                           Carmel, IN 46032
                           Telephone: (317) 846-2898
                           Telefacsimile: (317) 574-9525

                           with a copy to:

                           Hall, Render, Killian, Health & Lyman, P.S.C.

                           ATTN: Douglas Long, Esq.
                           One American Square, Suite 2000
                           Box 82064
                           Indianapolis, Indiana 46282
                           Telephone: (317) 633-4884
                           Telefacsimile:   (317) 633-4878

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Employment Agreement
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         7.8 Attorneys' Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney fees and costs.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.




                                            HOMESEEKERS.COM, INCORPORATED, a
                                            Nevada corporation


                                            By: /s/ Doug Swanson
                                               ---------------------------------
                                                  Name: Doug Swanson
                                                        ------------------------

                                                 Title: Vice Chairman
                                                        ------------------------

                                            HOLLOWAY PUBLICATIONS,
                                            INCORPORATED, an Indiana corporation


                                            By: /s/ Steven H. Holloway
                                               ---------------------------------

                                                  Name: Steven H. Holloway
                                                        ------------------------

                                                 Title: President
                                                        ------------------------


                                                 /s/ Steven H. Holloway
                                                 -------------------------------
                                                 STEVEN H. HOLLOWAY